Exhibit 99.3

MEMORANDUM OF AGREEMENT MADE AS OF THE 5th DAY OF DECEMBER 2002.

BY AND BETWEEN:                    OPTIMAL ROBOTICS CORP., a legal person, duly
                                   incorporated according to law, and having its registered office and principal place of business at 4700 de la Savane, Suite 101, Montreal, Quebec H4P 1T7

                                   (hereinafter referred to as "Optimal")

                                   PARTY OF THE FIRST PART

AND: AL MARASCA, Executive, having an office address at 620 Newport Center Drive, Suite 1103, Newport Beach, CA 92660

                                   (hereinafter referred to as the "Optionee")

                                   PARTY OF THE SECOND PART

SECTION 1 - PREAMBLE

1.1 WHEREAS, pursuant to an agreement dated October 16, 2002 (the "Engagement Agreement"), Optimal Robotics Inc., the wholly owned subsidiary of Optimal, has engaged the Optionee to provide consulting services;

1.2 WHEREAS, in accordance with the terms of the Engagement Agreement, Optimal granted to the Optionee, on October 30, 2002, subject to the receipt of all necessary regulatory approval, the Option hereinafter mentioned;

1.3 WHEREAS the necessary regulatory approval in regard to the granting of the Option was received on December 4, 2002.

NOW, THEREFORE, THIS AGREEMENT WITNESSES AS FOLLOWS:

SECTION 2 - GRANT OF OPTION

2.1 Optimal hereby confirms that it has granted to the Optionee, subject to the terms and conditions hereinafter set forth, an option (the "Option") to purchase 2,500 Class "A" shares of the capital of Optimal (the "Optioned Shares").

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SECTION 3 - OPTION PRICE

3.1 The option price per Optioned Share hereunder shall be the sum of six dollars, forty cents in United States currency (US $6.40).

SECTION 4 - EFFECT OF GRANT

4.1 The granting of the Option shall not impose upon Optimal or Optimal Robotics Inc., any obligation to retain the Optionee as a consultant for any period.

SECTION 5 - OPTION TERM

5.1 The term of the Option shall, subject to the provisions hereof, terminate at 5:00 p.m. (Montreal time) on the day that is the earlier of (i) one year after the termination of the Optionee's engagement as a consultant to Optimal Robotics Inc.; and (ii) October 30, 2012 (the "Time of Expiry"), after which time the Option shall no longer be exercisable. If such day is a non-business day, the Option shall be deemed to expire at 5:00 p.m. (Montreal time) on the last business day prior to such day.

5.2 At the Time of Expiry (or such earlier time provided for in paragraph 5.1 hereof), the Option shall, subject to the provisions hereof, expire and terminate and be of no further force or effect whatsoever as to such number of Optioned Shares in respect of which the Option has not been validly exercised.

SECTION 6 - EXERCISE OF THE OPTION

6.1 Prior to the expiration or earlier termination of the Option in accordance with the terms hereof, the Option shall be exercisable from time to time in cumulative installments as to all or any of the Optioned Shares subject thereto as follows:

            (i) after July 30, 2003, the Option may be exercised as to fifty percent (50%) of the Optioned Shares; and

            (ii) after April 30, 2004, the Option may be exercised as to the balance of the Optioned Shares.

SECTION 7 - EFFECT OF DEATH

7.1 If the Optionee dies prior to the expiration of the Option, the Option or the unexercised portion thereof granted to the Optionee may be exercised by the person to whom the Option is transferred by will or the laws of descent and distribution for that number (if any) of Optioned

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Shares only which the Optionee was entitled to acquire under the Option pursuant to paragraph 6.1 hereof at the time of the Optionee's death. The Option shall only be exercisable within one year after the death of the Optionee or prior to the Time of Expiry (or such earlier time provided for in paragraph 5.1 hereof), whichever occurs earlier.

SECTION 8 - RIGHTS AS A SHAREHOLDER

8.1 The Optionee (or the Optionee's personal representatives or legatees) shall have no rights whatsoever as a shareholder in respect of any of the Optioned Shares covered by the Option until the date of issuance of a share certificate to the Optionee (or the Optionee's personal representatives or legatees) for such shares.

8.2 Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such share certificate is issued.

SECTION 9 - ADJUSTMENT TO SHARES SUBJECT TO THE OPTION

9.1 In the event of any subdivision of the Class "A" shares into a greater number of Class "A" shares at any time after the date hereof and prior to the Time of Expiry, Optimal shall deliver to the Optionee at the time of any subsequent exercise of the Option in accordance with the terms hereof, in lieu of the number of Class "A" shares to which he was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Class "A" shares as the Optionee would have held as a result of such subdivision if on the record date thereof he had been the registered holder of the number of Class "A" shares to which he was theretofore entitled upon such exercise.

9.2 In the event of any consolidation of the Class "A" shares into a lesser number of Class "A" shares at any time after the date hereof and prior to the Time of Expiry, Optimal shall deliver to the Optionee at the time of any subsequent exercise of the Option in accordance with the terms hereof, in lieu of the number of Class "A" shares to which he was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Class "A" shares as the Optionee would have held as a result of such consolidation if on the record date thereof he had been the registered holder of the number of Class "A" shares to which he was theretofore entitled upon such exercise.

9.3 If at any time after the date hereof and prior to the Time of Expiry, the Class "A" shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in paragraphs 9.1 and 9.2 or, subject to the provisions of paragraph 9.4 hereof, Optimal shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the

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"Successor Corporation"), the Optionee shall be entitled to receive upon the subsequent exercise of the Option in accordance with the terms hereof and shall accept in lieu of the number of Class "A" shares then subscribed for but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class and/or other securities of Optimal or the Successor Corporation (as the case may be) and/or other consideration from Optimal or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change of shares or, subject to the provisions of paragraph 9.4 hereof, as a result of such consolidation, merger or amalgamation, if on the record date of such reclassification, reorganization or other change of shares or the effective date of such consolidation, merger or amalgamation, as the case may be, he had been the registered holder of the number of Class "A" shares to which he was immediately theretofore entitled upon such exercise.

9.4 In the event Optimal proposes to amalgamate, merge or consolidate with or into any other corporation (other than with a wholly-owned subsidiary of Optimal) or to liquidate, dissolve or wind-up, or in the event an offer to purchase the Class "A" shares of Optimal or any part thereof shall be made to all holders of Class "A" shares of Optimal, Optimal shall have the right, upon written notice thereof to the Optionee, to permit the exercise of the Option within the thirty (30) day period next following the date of such notice and to determine that upon the expiration of such thirty (30) day period, all rights of the Optionee to the Option or to exercise same (to the extent not theretofore exercised) shall ipso facto terminate and cease to have further force or effect whatsoever.

SECTION 10 - METHOD OF EXERCISE

10.1 Subject to the provisions of paragraphs 5, 6 and 7 above, the Option shall be exercisable (from time to time as provided in this agreement) by the Optionee (or the Optionee's personal representatives or legatees) giving notice in writing to Optimal at its registered office, addressed to either of its Co-Chairmen or it's President, which notice shall specify the number of Optioned Shares in respect of which the Option is being exercised and shall be accompanied by full payment, by cash or certified cheque, of the purchase price for the number of Optioned Shares specified therein.

10.2 Upon such exercise of the Option as provided in paragraph 10.1 above, Optimal shall forthwith cause the transfer agent and registrar of the Class "A" shares of the capital of Optimal to deliver to the Optionee (or the Optionee's personal representatives or legatees) a certificate in the name of the Optionee (or the Optionee's personal representatives or legatees) representing in the aggregate such number of Optioned Shares as the Optionee (or the Optionee's personal representatives or legatees) shall have then paid for and as are specified in such written notice of exercise of option.

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SECTION 11 - TIME OF THE ESSENCE

11.1 Time shall be of the essence of this agreement.

SECTION 12 - ASSIGNABILITY

12.1 Subject only to the provisions of paragraph 7.1, the Option is personal to the Optionee and shall not be assignable or transferable by the Optionee, whether voluntarily or by operation of law, except by will or by the laws of descent and distribution of the domicile of the deceased Optionee. The Option shall not be pledged, hypothecated, charged, transferred, assigned or otherwise encumbered or disposed of on pain of nullity.

12.2 This agreement shall enure to the benefit of and be binding upon the Optionee and, subject to paragraphs 7.1 and 12.1, the personal representatives and legatees of the Optionee.

SECTION 13 - GOVERNING LAW

13.1 This agreement shall be governed by and interpreted in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

SECTION 14 - NOTICES

14.1 All notices hereunder shall be given in writing and shall be delivered by hand or by recognized courier service. All such notices shall be sent to the parties at the addresses above mentioned or at such other address as either party may have previously indicated to the other party by written notice given in accordance with these presents.

14.2 Any notice thus sent shall be deemed to have been validly given and received on the date of its delivery.

SECTION 15 - LANGUAGE

15.1 The parties hereto confirm that it is their wish that this agreement, as well as all other documents relating hereto, including notices, have been and shall be drawn up in the English language only; les parties aux presentes confirment leur volonte que ce contrat, de meme que tous les documents, y compris tous avis, s'y rattachant, soient rediges en langue anglaise seulement.

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IN WITNESS WHEREOF, the parties have signed this agreement as of the date first hereinabove mentioned.

Optimal Robotics Corp.


Per: _______________________________                 ___________________________
     Holden L. Ostrin                                Al Marasca
     Co-Chairman